EXHIBIT 99.2

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Creda Stewart	James Lee
Choctaw Resort Development Enterprise	The Lee Strategy Group, Inc.
Ph (601) 650-1537	Ph (310) 229-5771
Fax (601) 650-3684	Fax (310) 229-5772
Email: cstewart@choctaw.org	Email: jlee@leestrategy.com

CHOCTAW RESORT DEVELOPMENT ENTERPRISE

ANNOUNCES $150,000,000 SENIOR NOTE OFFERING

CHOCTAW, Miss. – (October 25, 2004) — Choctaw Resort Development Enterprise (the “Enterprise”), a business enterprise of The Mississippi Band of Choctaw Indians, a federally recognized Indian Tribe (the “Tribe”), announced today the commencement of an offering of $150 million of Senior Notes due 2019 in a private placement. Net proceeds from the offering will be used to repay a portion of the outstanding indebtedness under the Enterprise’s existing credit facility, repurchase a portion of any of the Enterprise’s outstanding 9 ¼% Senior Notes due 2009 that have been tendered in connection with its tender offer and pay tender premiums, transaction fees and related expenses.

The notes are being sold in the United States to qualified institutional buyers in reliance on Rule 144A, and outside the United States in compliance with Regulation S, under the Securities Act of 1933, as amended. These notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Company Information

The Mississippi Band of Choctaw Indians established the Choctaw Resort Development Enterprise to operate the Silver Star Hotel and Casino and to develop and operate the Golden Moon Hotel and Casino. The Enterprise markets the Silver Star and the Golden Moon, together with related amenities, as the Pearl River Resort. The Pearl River Resort is located on the Tribe’s 35,000 acre reservation situated primarily in east central Mississippi.

Forward Looking Statements

Certain information included in this release and other materials filed or to be filed by the Enterprise with the Securities and Exchange Commission contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934. Such statements include information relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Enterprise. These risks and uncertainties include, but are not limited to, those relating to development and construction activities, dependence on existing management, leverage and debt service, domestic or global economic conditions, pending litigation, changes in federal tax laws or the administration of such laws and changes in gaming laws or regulations (including the legalization of gaming in certain jurisdictions).

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